Exhibit 99.1

CONTACTS:

Investor Relations

(718)709-2202

ir@jetblue.com

Corporate Communications

(718) 709-3089

CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES 2011 ANNUAL PROFIT

JetBlue Reports Record Fourth Quarter and Full Year Revenues

New York, NY (January 26, 2012) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2011:

•	Pre-tax income of $40 million in the fourth quarter. This compares to pre-tax income of $13 million in the year-ago period.

•	For the full year 2011, JetBlue reported pre-tax income of $145 million. This compares to a pre-tax income of $161 million for the full year 2010.

•	Net income for the fourth quarter was $23 million, or $0.08 per diluted share. This compares to JetBlue’s fourth quarter 2010 net income of $8 million, or $0.03 per diluted share.

•	For the full year 2011, JetBlue reported net income of $86 million, or $0.28 per diluted share. This compares to net income of $97 million, or $0.31 per diluted share, for the full year 2010.

•	JetBlue ended the year with $1.2 billion in cash and short term investments.

“JetBlue’s solid fourth quarter results capped a very good year for JetBlue,” said Dave Barger, JetBlue’s CEO. “Throughout 2011, we executed on our network strategy in key markets such as Boston and the Caribbean, resulting in record revenue performance. At the same time, we maintained our focus on cost control while running an efficient operation, which helped mitigate the impact of rising fuel prices.”

Operational Performance

JetBlue reported record fourth quarter operating revenues of $1.15 billion. For the full year, operating revenues totaled $4.50 billion, representing an increase of 19.2% over operating revenues of $3.78 billion for the full year 2010.

For the fourth quarter, revenue passenger miles increased 11.0% year-over-year to 7.75 billion on a capacity increase of 10.5%, resulting in a fourth quarter load factor of 82.2%, an increase of 0.3 points year over year.

Yield per passenger mile in the fourth quarter was 13.44 cents, up 11.3% compared to the fourth quarter of 2010. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2011 increased 11.8% year over year to 11.05 cents and operating revenue per available seat mile (RASM) increased 10.5% year over year to 12.16 cents.

“A strong year of double-digit increases in unit revenue is a testament to the hard work of our outstanding crewmembers who deliver the JetBlue Experience every day,” said Robin Hayes, JetBlue’s Chief Commercial Officer.

Operating expenses for the quarter increased 20.4%, or $180 million, over the prior year period, of which $128 million was due to higher fuel costs. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 9.0% year over year to 11.27 cents. Excluding fuel, CASM decreased 1.5% to 6.85 cents.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, JetBlue hedged approximately 45% of its fuel consumption during the fourth quarter, resulting in a realized fuel price of $3.15 per gallon, a 30% increase over fourth quarter 2010 realized fuel price of $2.42.

JetBlue has hedged approximately 42% of its first quarter projected fuel requirements and 27% of its 2012 projected fuel requirements using a combination of collars, crude call options, and jet fuel swaps. Based on the fuel curve as of January 20, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.18 in the first quarter and $3.17 for the full year 2012.

Balance Sheet Update

JetBlue ended the year with approximately $1.2 billion in unrestricted cash and short term investments. During the fourth quarter, JetBlue generated approximately $114 million of operating cash flow, made debt payments of $65 million and had capital expenditures of $169 million. For the full year, JetBlue generated operating cash flow of $614 million and had capital expenditures of $524 million, resulting in free cash flow of $90 million.

“Given our focus on disciplined capital spending and sustainable growth, we are pleased to generate positive free cash flow for the third consecutive year,” said Mark Powers, JetBlue’s Treasurer and CFO.

First Quarter and Full Year Outlook

“Looking ahead into 2012, we believe our strong financial foundation, unique product offering and network strategy will result in improved margins year over year,” said Mr. Powers.

For the first quarter of 2012, CASM is expected to increase between 2.0% and 4.0% over the year-ago period. Excluding fuel, CASM in the first quarter is expected to range between a decrease of 0.5% and an increase of 1.5% year over year.

CASM for the full year is expected to increase between 1.5% and 3.5% over full year 2012. Excluding fuel, CASM in 2012 is expected to increase between 2.0% and 5.0% year over year. JetBlue expects approximately two thirds of this year over year increase to be driven by maintenance expense. “While we expect to face significant cost pressures on maintenance expense in 2012 related to the aging of our fleet, we are working diligently to reduce these cost pressures in the future,” said Mr. Powers.

Capacity is expected to increase between 9.5% and 11.5% in the first quarter and to increase between 5.5% and 7.5% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 26, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 70 cities with 650 daily flights with plans to add three daily flights between Boston and Dallas/Fort Worth in May. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1- 800-336-5530, or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Percent Change		Twelve Months Ended December 31,		Percent Change
	2011	2010			2011	2010
OPERATING REVENUES

Passenger	$1,041	$843	23.5		$4,080	$3,412	19.6

Other	105	95	9.6		424	367	15.3

Total operating revenues	1,146	938	22.1		4,504	3,779	19.2

OPERATING EXPENSES

Aircraft fuel and related taxes	418	290	44.0		1,664	1,115	49.2
Salaries, wages and benefits	241	227	6.0		947	891	6.2
Landing fees and other rents	60	55	10.1		245	228	7.9
Depreciation and amortization	62	55	15.4		233	220	6.3
Aircraft rent	33	33	(0.7)		135	126	7.1
Sales and marketing	54	49	8.0		199	179	10.9
Maintenance materials and repairs	62	48	29.7		227	172	32.1
Other operating expenses	133	126	5.6		532	515	3.4

Total operating expenses	1,063	883	20.4		4,182	3,446	21.4

OPERATING INCOME	83	55	47.8		322	333	(3.7)

Operating margin	7.3%	6.0%	1.3	pts.	7.1%	8.8%	(1.7	) pts.

OTHER INCOME (EXPENSE)

Interest expense	(46)	(45)	2.0		(179)	(180)	(0.3)

Capitalized interest	2	1	41.7		5	4	30.0

Interest income and other	1	2	(8.2)		(3)	4	(183.5)

Total other income (expense)	(43)	(42)	1.2		(177)	(172)	2.9

INCOME BEFORE INCOME TAXES	40	13			145	161

Pre-tax margin	3.5%	1.5%	2.	0 pts.	3.2%	4.3%	(1.1	) pts.

Income tax expense	17	5			59	64

NET INCOME	$23	$8			$86	$97

EARNINGS PER COMMON SHARE:

Basic	$0.08	$0.03			$0.31	$0.36

Diluted	$0.08	$0.03			$0.28	$0.31

Weighted average shares outstanding (thousands):
Basic	279,904	276,415			278,689	275,364

Diluted	342,870	306,673			346,468	346,580

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,		Percent Change		Twelve Months Ended December 31,		Percent Change
	2011	2010			2011	2010
Revenue passengers (thousands)	6,693	6,039	10.8		26,370	24,254	8.7
Revenue passenger miles (millions)	7,750	6,984	11.0		30,698	28,279	8.6
Available seat miles (ASMs) (millions)	9,425	8,530	10.5		37,232	34,744	7.2
Load factor	82.2%	81.9%	0.3	pts.	82.4%	81.4%	1.0	pts.
Aircraft utilization (hours per day)	11.5	11.0	3.8		11.7	11.6	0.2

Average fare	$155.60	$139.67	11.4		$154.74	$140.69	10.0
Yield per passenger mile (cents)	13.44	12.08	11.3		13.29	12.07	10.2
Passenger revenue per ASM (cents)	11.05	9.89	11.8		10.96	9.82	11.6
Operating revenue per ASM (cents)	12.16	11.00	10.5		12.10	10.88	11.2
Operating expense per ASM (cents)	11.27	10.34	9.0		11.23	9.92	13.3
Operating expense per ASM, excluding fuel (cents)	6.85	6.95	(1.5)		6.76	6.71	0.9
Airline operating expense per ASM (cents) (a)	11.10	10.15	9.4		11.06	9.71	13.9

Departures	62,009	55,997	10.7		243,446	225,501	8.0
Average stage length (miles)	1,090	1,093	(0.3)		1,091	1,100	(0.8)
Average number of operating aircraft during period	167.9	158.4	6.0		164.9	153.5	7.5
Average fuel cost per gallon	$3.15	$2.42	30.5		$3.17	$2.29	38.2
Fuel gallons consumed (millions)	133	119	10.4		525	486	7.9
Full-time equivalent employees at period end (a)					11,733	11,121	5.5

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA

          (in million)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$673	$465
Total investment securities	591	628
Total assets	7,071	6,593
Total debt	3,136	3,033
Stockholders’ equity	1,757	1,654

SOURCE: JetBlue Airways Corporation